UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 14, 2015

Independent Bank Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Texas	001-35854	13-4219346
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Redbud Boulevard, Suite 400
McKinney, TX 75069-3257
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:
(972) 562-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.
Three proposals were submitted to a vote of security holders at the annual meeting of the shareholders of Independent Bank Group, Inc. (the “Company”) held on May 14, 2015:
•Proposal One: To elect each of Daniel W. Brooks, William E. Fair, Craig E. Holmes, Donald L. Poarch, and Michael T. Viola as Class II directors to serve on the board of directors of the Company until the Company’s 2018 annual meeting of shareholders or until their successors are duly elected and qualified or until their earlier resignation or removal.
•Proposal Two: To ratify the appointment of McGladrey LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015.
•Proposal Three: To approve the Independent Bank Group Inc. 2015 Performance Award Plan.
Proposal One: To Elect the Nominees to the Board of Directors
Each of the nominees under this proposal, Daniel W. Brooks, William E. Fair, Craig E. Holmes, Donald L. Poarch, and Michael T. Viola, were nominated to be elected as Class II directors. All five of these nominees were elected to the Company’s Board of Directors, with shareholders casting votes as follows:

	For	Withhold	Broker Non-Votes
Proposal One:
Daniel W. Brooks	12,003,494	284,108	2,905,053
William E. Fair	10,862,098	1,425,504	2,905,053
Craig E. Holmes	12,133,185	154,417	2,905,053
Donald L. Poarch	12,014,521	273,081	2,905,053
Michael T. Viola	11,567,086	720,516	2,905,053

Proposal Two: To Ratify the Appointment of McGladrey LLP as the Independent Registered Public Accountants of the Company for the Year Ending December 31, 2015.
This proposal, pursuant to which McGladrey’s appointment as the independent registered public accountants for the Company for the year ending December 31, 2015, would be ratified, was approved with shareholders casting votes as follows:

	For	Against	Abstain	Broker Non-Votes
Proposal Two	15,180,130	4,853	7,672	None

Proposal Three: To approve the Independent Bank Group, Inc. 2015 Performance Award Plan.

The proposal to approve the Independent Bank Group, Inc. 2015 Performance Award Plan, a performance-based executive compensation plan designed so that awards made under the plan may qualify as performance-based compensation under Section 162(m) under the Internal Revenue Code, was approved with shareholders casting votes as follows:

	For	Against	Abstain	Broker Non-Votes
Proposal Three	12,170,740	79,776	37,086	2,905,053

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENT BANK GROUP, INC. (Registrant)

Dated May 15, 2015	By: /s/ David R. Brooks David R. Brooks Chairman of the Board and Chief Executive Officer